As filed with the Securities and Exchange Commission on July 22, 2015
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ATTUNITY LTD
(Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant’s name into English)

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16 Atir Yeda Street, Atir Yeda Industrial Park,
Kfar Saba 4464321, Israel
Tel: +972-9-899-3000
 (Address and telephone number of Registrant’s principal executive offices)

Attunity Inc.
Attn.: Dror Harel-Elkayam, Chief Financial Officer and Secretary
70 Blanchard Road
Burlington, Massachusetts  01803
Tel. (781) 213-5200
(Name, address and telephone number of agent for service)

with copies to:

Howard E. Berkenblit, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Telephone: 617-338-2979 Facsimile: 617-338-2880	Ido Zemach, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel-Aviv 6789141, Israel Telephone: +972-3-608-9999 Facsimile: +972-3-608-9855

    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

    If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Ordinary Shares, par value NIS 0.4 per share	579,919	(3)	$13.77	$7,985,484.63	$927.92
Ordinary Shares, par value NIS 0.4 per share	271,383	(4)	$13.77	$3,736,943.91	$434.23
Total	851,302		N/A	$11,722,428.54	$1,362.15

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)
Estimated in accordance with Rule 457(c) under the Securities Act, solely for purposes of calculating the registration fee, based on the high and low sales prices of the registrant's ordinary shares on July 17, 2015, as reported on the NASDAQ Capital Market.

(3)	Represents ordinary shares of the registrant being registered for resale that have been issued to the selling shareholders.

(4)	Represents ordinary shares of the registrant being registered for resale that may be issuable to the selling shareholders pursuant to agreements between the registrant and those selling shareholders.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY 22, 2015

The information in this prospectus is not complete and may be changed. No selling shareholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

ATTUNITY LTD

851,302 Ordinary Shares

The selling shareholders identified in this prospectus may offer and sell from time to time up to 851,302 of our ordinary shares. Of the ordinary shares offered hereby, (i) 579,919 ordinary shares were issued to the selling shareholders in connection with an agreement and plan of merger, dated March 5, 2015, or the Merger Agreement, pursuant to which we acquired Appfluent Technology, Inc., or Appfluent; (ii) 143,375 ordinary shares may be issued to the selling shareholders subject to certain conditions stipulated in the Merger Agreement, and (iii) 128,008 ordinary shares may be issued to the selling shareholders subject to certain milestones stipulated in the Merger Agreement.

We are registering the ordinary shares for disposition by the selling shareholders pursuant to commitments to the selling shareholders.  The registration of the ordinary shares does not necessarily mean that the selling shareholders or their transferees will offer or sell their shares.

We will not receive any proceeds from the sale of the shares by the selling shareholders, and will bear all expenses in connection with the preparation of this prospectus.

Our ordinary shares are traded on the NASDAQ Capital Market, or NASDAQ, under the symbol “ATTU”. The closing price of our ordinary shares, as reported on NASDAQ on July 21, 2015, was $14.20.

Investing in our securities involves a high degree of risk.  Risks associated with an investment in our securities will be described in any applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, or the SEC, and in “Risk Factors” on page 4.

The selling shareholders may offer and sell the securities from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement.

                 Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Attunity Ltd filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, the selling shareholders identified herein may, from time to time, offer and sell the securities described in this prospectus in one or more offerings. You should read both this prospectus together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before purchasing any of our securities.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us or our securities, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. Neither we nor the selling shareholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholders are making, nor will we or the selling shareholders make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

We prepare our financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to “Attunity”, the “Company”, “we”, “us”, “our” or the “Registrant” are to Attunity Ltd and its subsidiaries.

When the following terms and abbreviations appear in the text of this prospectus and any supplement to this prospectus, they have the meanings indicated below:

•	“Big Data” means very large and complex quantities of datasets that are difficult to process using traditional data processing applications;

•
“Convertible Notes” mean the convertible promissory notes in an aggregate principal amount of $2.0 million that we issued to certain investors (including Mr. Shimon Alon, the Chairman of our Board of Directors and our Chief Executive Officer, and Mr. Ron Zuckerman, a member of our Board of Directors) pursuant to a Note and Warrant Purchase Agreement, dated March 22, 2004, as amended from time to time, by and between us and the investors.

•	“dollars” or “$” mean United States dollars;

•	“Hadoop” means an open-source software framework for storage and large-scale processing of data-sets on clusters of commodity hardware;

•	“NIS” mean New Israeli Shekels;

•	the “Companies Law” or the “Israeli Companies Law” mean the Israeli Companies Law, 5759-1999; and

•	the “SEC” means the United States Securities and Exchange Commission.

On July 14, 2015, the exchange rate between the NIS and the dollar, as quoted by the Bank of Israel, was NIS 3.775  to $1.00. Unless indicated otherwise by the context, statements in this prospectus that provide the dollar equivalent of NIS amounts or provide the NIS equivalent of dollar amounts are based on such exchange rate.

PROSPECTUS SUMMARY

About Attunity

Overview

We are a leading provider of information availability software solutions that enable access, management, sharing and distribution of data, including Big Data, across heterogeneous enterprise platforms, organizations, and the cloud.

Our software solutions include data replication (Replicate and Gold Client), data flow management (Maestro), test data management (Gold Client), change data capture (CDC), data connectivity (Attunity Connect), enterprise file replication (RepliWeb), managed-file-transfer (MFT), ARA (RepliWeb for ARA), data warehouse automation (Attunity Compose, formerly known as BIReady), data usage analytics (Attunity Visibility, formerly known as Appfluent Visibility) and cloud data transfer (CloudBeam). These software solutions benefit our customers’ businesses by enabling real-time access and availability of data and files where and when needed, across the maze of heterogeneous systems making up today’s information technology (IT) environment. Our software is commonly used for projects such as data warehousing, Hadoop, Big Data analytics, reporting, migration and modernization, ARA, data distribution and cloud initiatives.

Through direct sales as well as distribution, OEM agreements and strategic relationships with leading global-class partners, our solutions have been deployed at thousands of organizations worldwide in all areas of industry, including government, financial services, healthcare, insurance, energy, telecommunications, manufacturing, retail, pharmaceuticals and the supply chain industry.

Corporate Information

We were incorporated under the laws of the State of Israel in 1988 as a company limited by shares. Our executive headquarters are located at 16 Atir Yeda Street, Atir Yeda Industrial Park, Kfar Saba 4464321, Israel, telephone number (972) 9-899-3000. Our authorized representative and agent in the U.S. is Attunity Inc., our wholly owned subsidiary, which maintains its principal offices at 70 Blanchard Road, Burlington, Massachusetts 01803, telephone number (781) 730-4070.  Our address on the Internet is http://www.attunity.com. The information on our website is not incorporated by reference into this prospectus.

The Offering

Ordinary shares offered	851,302 ordinary shares.
NASDAQ symbol	“ATTU”
Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares offered hereby.
Ordinary shares issued and outstanding	16,225,825 shares1.
Risk Factors	Prospective investors should carefully consider the “Risk Factors” beginning on page 4 before buying the ordinary shares offered hereby.

1 As of July 14, 2015. This figure excludes (i) employee stock options to purchase an aggregate of 1,860,643 ordinary shares at a weighted average exercise price of approximately $7.99 per share, with the latest expiration date of these options being June 1, 2021 (of which, options to purchase 863,669 of our ordinary shares were exercisable as of July 14, 2015), (ii) outstanding warrants to purchase an aggregate of 19,701 ordinary shares at an exercise price of $0.48 per share, which expire on July 29, 2015 and (iii) the Holdback Shares and Earnout Shares that may be issued pursuant to the Merger Agreement (including the 271,383 ordinary shares offered hereby that may be issued to the selling shareholders subject to certain conditions or milestones stipulated in the Merger Agreement), as described under “Selling Shareholders” below.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements  within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws with respect to our business, financial condition and results of operations.  Such forward-looking statements reflect our current view with respect to future events and financial results.

We urge you to consider that statements which use the terms “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” and similar expressions are intended to identify forward-looking statements.  We remind readers that forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors and involve known and unknown risks that could cause the actual results, including revenues from agreements we signed, expansion of our operations, development and release of new products, performance, levels of activity, our achievements, or industry results, to be materially different from any future results, plans to expand our operations, plans to develop and release new products, performance, levels of activity, or our achievements, or industry results, expressed or implied by such forward-looking statements.

Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and we disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based. To the extent forward-looking statements that we incorporate by reference express views as to particular events, conditions or circumstances that may conflict or be inconsistent with each other, the most recent such statement supersedes earlier views.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” below and certain other matters discussed in this prospectus, the documents incorporated by reference into this prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. If any of these risks occur, the value of our ordinary shares and our other securities may decline. You should carefully consider the risk factors discussed under the caption “Item 3: Key Information—Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014 filed with the SEC on April 14, 2015, or Annual Report, or our Annual Report, in any other filing we make with the SEC subsequent to the date of this prospectus that is incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares were traded on the NASDAQ Global Market from our initial public offering on December 17, 1992 through August 15, 2007 and on the NASDAQ Capital Market from August 16, 2007 through February 22, 2008.  From February 26, 2008 through July 25, 2012, our ordinary shares were quoted on the Over-The-Counter Bulletin Board, or OTCBB.  Effective July 26, 2012, our ordinary shares were relisted on the NASDAQ Capital Market under the symbol ATTU.

On July 19, 2012, we effected a one-for-four reverse split of our ordinary shares, and accordingly the par value of our ordinary shares was changed from NIS 0.1 to NIS 0.4 per share. The price ranges listed below have been adjusted to give retroactive effect to the stock split for all periods presented.

Annual Share Price Information

The following table sets forth, for each of the years indicated, the range of high ask and low bid prices and high and low sale prices, as applicable, of our ordinary shares on the OTCBB, through July 25, 2012, and, starting July 26, 2012, on the NASDAQ Capital Market:

Year	High	Low
2010	$3.24	$0.88
2011	$3.56	$1.56
2012	$9.75	$2.36
2013	$11.22	$4.42
2014	$12.00	$5.83

Quarterly Share Price Information

The following table sets forth, for each of the full financial quarters in the years indicated, the range of high and low sale prices of our ordinary shares on the NASDAQ Capital Market:

	High	Low
2013
First Quarter	$8.25	$6.65
Second Quarter	$6.89	$4.42
Third Quarter	$9.00	$5.24
Fourth Quarter	$11.22	$7.25

2014
First Quarter	$12.00	$9.00
Second Quarter	$11.35	$7.59
Third Quarter	$8.25	$5.83
Fourth Quarter	$11.21	$6.54

2015
First Quarter	$10.94	$8.75
Second Quarter	$14.20	$9.22

Monthly Stock Information

The following table sets forth, for each of the most recent last six months, the range of high and low sale prices, as applicable, of our ordinary shares on the NASDAQ Capital Market:

Month	High	Low
January 2015	$10.94	$8.75
February 2015	$10.00	$9.11
March 2015	$10.92	$9.12
April 2015	$11.50	$9.22
May 2015	$14.00	$11.18
June 2015	$14.20	$12.50
July 2015 (through July 21, 2015)	$14.65	$12.70

On July 21, 2015, the last reported sale price of our ordinary shares on the NASDAQ Capital Market was $14.20 per share.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth the consolidated debt and capitalization, determined in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, as of March 31, 2015. The information in this table should be read in conjunction with our audited U.S. GAAP financial statements as of and for the year ended December 31, 2014 and the notes thereto, included in our Annual Report, which is incorporated herein by reference, and our unaudited financial statements for the three-month period ended March 31, 2015, included in our Report on Form 6-K furnished to the SEC on April 30, 2015, and incorporated herein by reference.

March 31, 2015 (unaudited)
(U.S. dollars in thousands)

Cash and cash equivalents	$10,837

Contingent purchase consideration short-term	2,278
Contingent purchase consideration long-term	3,759

Shareholders’ equity:
Ordinary shares of NIS 0.4 par value; 32,500,000 authorized, 16,029,788 shares outstanding	1,837
Additional paid in capital	141,467
Other comprehensive loss	(1,085)
Accumulated deficit	(105,002)
Total shareholders’ equity	$37,217
Total Liabilities and Shareholders’ Equity	$65,413

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the ordinary shares being offered for sale by the selling shareholders. We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling shareholders.

DESCRIPTION OF ORDINARY SHARES

General

Our authorized share capital consists of 32,500,000 ordinary shares of a nominal value of NIS 0.4 each, which entitle their holders to notice of and to participate in and to vote one vote per ordinary share at shareholder meetings, the right to receive dividends upon the declaration of dividends by the board of directors and the right to participate in the distribution of our assets upon liquidation. The shares do not entitle their holders to preemptive rights.

As of July 14, 2015, we had outstanding (i) 16,225,825 ordinary shares, (ii) employee stock options to purchase an aggregate of 1,860,643 ordinary shares at a weighted average exercise price of approximately $7.99 per share, with the latest expiration date of these options being July 14, 2021 (of which, options to purchase 889,208  of our ordinary shares were exercisable within 60 days of July 14, 2015), and (iii) outstanding warrants to purchase an aggregate of 19,701 ordinary shares at an exercise price of $0.48 per share, which expire on July 29, 2015.  In addition, we may be obligated under the Merger Agreement to issue additional ordinary shares, as described under “Selling Shareholders” below.

From July 14, 2014 through July 14, 2015, we issued a total of 1,046,629 ordinary shares, of which (i) 19,703 shares were issued in connection with exercise of warrants issued to former lenders, (ii) 61,500 shares were issued in connection with our acquisition of Hayes Technology Group, Inc. in December 2013, (iii) 581,862 shares were issued in connection with our acquisition of Appfluent Technology, Inc., or Appfluent, in March 2015; and (iv) 383,564 shares were issued upon the exercise of options granted under our share option plans.

The following description of our ordinary shares and certain provisions of our memorandum and articles of association and of the Israeli Companies Law related to such provisions is only a summary. The description below is qualified in its entirety by the provisions of our memorandum and articles of association, which are incorporated herein by reference and to Israeli law.

Rights Attached to Shares

Dividend rights. Subject to any preferential, deferred, qualified or other rights, privileges or conditions that may be attached to any special class of shares with regard to dividends, our profits available for dividends and resolved to be distributed shall be applied in payment of dividends upon our shares in proportion to the amount paid up or credited as paid-up per the nominal value thereon, respectively. Unless otherwise specified in the conditions of issuance of the shares, all dividends with respect to shares which were not fully paid up within a certain period, for which dividends were paid, shall be paid proportionally to the amounts paid or credited as paid on the nominal value of the shares during any portion of the abovementioned period.  Our Board of Directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of profits legally available for distribution, in accordance with the provisions of the Israeli Companies Law. In this respect, see Item 8.A “Financial Information – Consolidated Statements and Other Financial Information – Dividend Distribution Policy” of our Annual Report, which is incorporated herein by reference.  If after one year a dividend has been declared and it is still unclaimed, our Board of Directors is entitled to invest or utilize the unclaimed amount of dividend in any manner to our benefit until it is claimed. We are not obligated to pay interest on an unclaimed dividend.

Voting rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Rights to share in profits. Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution. See “Dividend rights” above.

Rights to share in surplus in the event of liquidation. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Liability to capital calls by us. Under our memorandum and articles of association as well as the Israeli Companies Law, the liability of our shareholders is limited to the unpaid amount of the par value of the shares held by them.

Limitations on any existing or prospective major shareholder. Israeli law imposes certain duties and limitations on principal shareholders, such as a duty of fairness toward the company and requirements of special corporate approvals for transactions with principal shareholders or in which they have a personal interest.  See Item 6.C “Directors, Senior Management and Employees – Board Practices – Approval of Related Party Transactions Under Israeli Law” and Item 10.B “Memorandum and Articles of Association” of our Annual Report, which is incorporated herein by reference.

Changing Rights Attached to Shares

The rights attached to any class of shares (unless otherwise provided by the terms of issuance of the shares of that class) may be varied with the consent in writing of the holders of all the issued shares of that class, or with the sanction of a vote at a meeting of the shareholders passed at a separate meeting of the holders of the shares of the class by a majority of the voting rights of such class represented at the meeting in person or by proxy and voting thereon.

Under our articles of association, unless otherwise provided by the conditions of issuance, the enlargement of an existing class of shares, or the issuance of additional shares thereof, shall not be deemed to modify or abrogate the rights attached to the previously issued shares of such class or of any other class.

Shareholders Meetings

Our Board of Directors must convene an annual meeting of shareholders at least once every calendar year, within fifteen months of the last annual meeting. A special meeting of shareholders may be convened by our Board of Directors, as it decides.

The Companies Law generally allows shareholders (1) who hold at least 1% of the outstanding shares of a public company to submit a proposal for inclusion on the agenda of a general meeting of the company’s shareholders and (2) who hold at least 5% of the outstanding ordinary shares of a public company to convene a special meeting of shareholders upon request in accordance with the Companies Law. Our articles of association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for shareholders meetings.

In accordance with our articles of association, unless a longer period for notice is prescribed by the Israeli Companies Law, at least 10 days and not more than 60 days’ notice of any general meeting of shareholders shall be given. Under the Companies Law, shareholder meetings generally require prior notice of not less than 21 days or, with respect to certain matters, such as election of directors and affiliated party transactions, not less than 35 days.

The quorum required at any meeting of shareholders consists of at least two shareholders present in person or represented by proxy who hold or represent, in the aggregate, at least 25% of the total voting rights in the Company. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders. If, at such adjourned meeting, a quorum is not present within half an hour from the time appointed for holding the meeting, any two shareholders present in person or by proxy shall constitute a quorum, except with respect to adjourned shareholder meetings convened for shareholder proposals.

Under our articles of association, all resolutions require approval of no less than a majority of the voting rights represented at the meeting in person or by proxy and voting thereon, except that certain provisions of our articles of association relating to shareholder proposals and election and removal of directors would require a special majority of two thirds (66.66%) or more of the voting power represented at the meeting in person or by proxy and voting thereon.

Pursuant to our articles of association, our directors (except outside directors) are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting. See below under “Duties of Shareholders” and Item 6.C “Directors, Senior Management and Employees – Board Practices – Election of Directors; Board Meetings” of our Annual Report, which is incorporated herein by reference.

Limitations on the Rights to Own Securities in Our Company

Neither our memorandum of association or our articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents, except with respect to subjects of countries which are in a state of war with Israel.

Duties of Shareholders

Disclosure by Controlling Shareholders. Under the Companies Law, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company. A controlling shareholder is a shareholder who has the ability to direct the activities of a company, including a shareholder that owns 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights, but excluding a shareholder whose power derives solely from his or her position on the board of directors or any other position with the company.

Approval of Certain Transactions. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and the engagement of a controlling shareholder as an office holder or employee (including compensation therefor), generally require the approval of the audit committee (or compensation committee with respect to engagement as an office holder or employee), the board of directors and the shareholders, in that order. The shareholder approval must include at least a majority of the shares of non-interested shareholders voted on the matter. However, the transaction can be approved by shareholders without this special approval if the total shares of non-interested shareholders that voted against the transaction do not represent more than 2% of the voting rights in the company. In addition, any such extraordinary transaction whose term is longer than three years may require further shareholder approval every three years, unless, where permissible under the Companies Law, the audit committee approves that a longer term is reasonable under the circumstances.  With respect to approval of compensation to directors and executive officers, see also Item 6.C “Directors, Senior Management and Employees – Board Practices – Approval of Related Party Transactions Under Israeli Law” of our Annual Report, which is incorporated herein by reference.

General Duties of Shareholders. In addition, under the Companies Law, each shareholder has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his or her power in the company, such as in shareholder votes. In addition, specified shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of the articles of association, has the power to appoint or prevent the appointment of an office holder or any other power with respect to the company. However, the Companies Law does not define the substance of this duty of fairness.

Provisions Restricting Change in Control of Our Company

Except for (1) establishing advance notice and procedural guidelines and disclosure items with respect to the submission of shareholder proposals for shareholders meetings, and (2) requiring a special majority voting in order to amend certain provisions of our articles of association relating to shareholder proposals and election and removal of directors, there are no specific provisions of our memorandum or articles of association that would have an effect of delaying, deferring or preventing a change in control of Attunity or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or any of our subsidiaries). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and a vote of the majority of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that an acquisition of shares in a public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company or (2) the purchaser would become a 45% or greater shareholder of the company, unless there is already a 45% or greater shareholder of the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholder approval, (2) was from a 25% or greater shareholder of the company which resulted in the acquirer becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company. A “special” tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. In general, the tender offer may be consummated only if (1) at least 5% of the company’s outstanding shares will be acquired by the offeror and (2) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. In general, if less than 5% of the outstanding shares are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it. Shareholders may request appraisal rights in connection with a full tender offer for a period of six months following the consummation of the tender offer, but the acquirer is entitled to stipulate that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Disclosure of Shareholders’ Ownership

The Israeli Securities Law, 1968 and regulations promulgated thereunder do not require a company whose shares are publicly traded solely on a stock exchange outside of Israel, as in the case of our company, to disclose its share ownership. However, our shareholders must comply with the share ownership disclosure requirements of Sections 13(d) and 13(g) of the Exchange Act and the regulations promulgated thereunder, and the share ownership of our officers, directors and the holders of more than 5% of our shares is also disclosed in our annual reports on Form 20-F.

Changes in Our Capital

Under the Companies Law and our memorandum and articles of association, changes in our capital, such as an increase of our authorized share capital or creation of another class of shares, are subject to the approval of the shareholders by the holders of at least 75% of the votes of shareholders present by person or by proxy and voting in the shareholders meeting.

Transfer Agent

Our transfer agent in the United States is American Stock Transfer and Trust Company, LLC whose address is 6201 15th Avenue, Brooklyn, NY 11219.

TAXATION

For discussion of certain income tax considerations with respect to our ordinary shares, including distributions with respect to our ordinary shares, if any, the sale or disposition of our ordinary shares, applicable Israeli taxes, U.S. federal taxes, the tax consequences to U.S. holders if we are a passive foreign investment company, and certain information reporting and backup withholding requirements, please see Item 10.E "Taxation" of our Annual Report.

WE ENCOURAGE EACH INVESTOR TO CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING THE EFFECTS OF APPLICABLE ISRAELI, U.S. FEDERAL, STATE, AND LOCAL TAXES.

SELLING SHAREHOLDERS

On March 5, 2015, we and Appfluent entered into the Merger Agreement.  Pursuant to the Merger Agreement, we acquired all of the outstanding stock of Appfluent by way of a merger. Under the Merger Agreement, the total consideration included: (i) approximately 582,000 ordinary shares of the Company, or the Closing Shares, (ii) approximately 144,000 ordinary shares of the Company, or, subject to adjustments, the Holdback Shares, that are issuable on September 18, 2016, subject to the terms of the Merger Agreement, and (iii) milestone-based contingent payments, if any, based on the revenues we recognize from sales of Appfluent products during 2015 and 2016, which are payable, subject to certain exceptions, in cash (60%) and ordinary shares of the Company (40%), based on the average price per share over a 30-day period prior to applicable payment date, or the Earnout Shares.  The closing of the merger occurred on March 18, 2015.

At the closing, we entered into a Registration Rights Agreement with certain former Appfluent stockholders, or the Registration Rights Agreement, whereby we undertook to file up to two Form F-3 registration statements to allow the holders of the Closing Shares and Holdback Shares (as well as the Earnout Shares, if any) to freely resell such shares under the Securities Act, subject to the “lock-up” undertaking described under “Plan of Distribution” below.  The selling shareholders acquired the Closing Shares being registered for resale pursuant to this prospectus from us on March 18, 2015, in consideration for their respective shares of Appfluent. Pursuant to the Registration Rights Agreement, the selling shareholders are also registering for resale pursuant to this prospectus, (i) the full maximum amount of the Holdback Share Consideration to which the applicable selling shareholder may be entitled pursuant to the Merger Agreement and (ii) up to 10% of the maximum amount of the Earnout Shares to which each selling shareholder may be entitled pursuant to the Merger Agreement; computed based on the average closing market price per our ordinary shares on the NASDAQ for the 30 trading days prior to the closing, or $9.66 per share.

The shares being offered hereby are being registered to permit public secondary trading of such shares, and each selling shareholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus as described below under “Plan of Distribution”, subject to the lock-up restrictions described in that section.

The following table sets forth, for each selling shareholder, the name, the number of ordinary shares owned as of July 14, 2015, the maximum number of ordinary shares that may be offered pursuant to this prospectus and the number of ordinary shares that would be owned after the sale of the maximum number of ordinary shares. Unless otherwise indicated below, such information was provided directly by the applicable selling shareholder.

Within the past three years, other than in connection with the Merger Agreement and the relationships described below, none of the selling shareholders has (1) held a position as an officer or director of ours, nor has any selling shareholder had any material relationship of any kind with us or any of our affiliates, or (2) any family relationships with our officers or directors.

Any selling shareholders who are broker-dealers or affiliates of broker-dealers and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. Except as set forth below, if any, to our knowledge, none of the selling shareholders is a broker-dealer or affiliate of a broker-dealer.

The term “selling shareholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholders named in the table below.

Name and Address of Selling Shareholder	Shares Beneficially Owned (1)	Maximum Number of Shares Being Offered		Percentage of Outstanding Ordinary Shares Beneficially Owned Prior to the Offering (2)	Number of Shares to be Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
					# of Shares(1)	% of Class(2)
Novak Biddle Venture Partners V, L.P.	529,836	759,078	(3)	4.5%	0	0
Frank Gelbart	21,833	40,207	(4)	*	0	0
Allen Skees	5,711	10,516	(5)	*	0	0
Santosh Chitakki	5,657	10,417	(6)
Updata Entities	6,030	11,104	(7)	*	0	0
Peter Gyenes	2,233	4,112	(8)	*	0	0
Charles Scott Rothrock	2,219	4,086	(9)	*	0	0
Renee Lorton	1,499	2,760	(10)	*	0	0
Prashanth Boccasam	1,499	2,760	(11)	*	0	0
Gary Voight	1,499	2,760	(12)	*	0	0
Peter Dempster	560	1,031	(13)	*	0	0
Shelley Lynn Brennan	373	687	(14)	*	0	0
Susan Johnson	224	412	(15)	*	0	0
Christopher Michael Moretz	224	412	(16)	*	0	0
Melanie Topper	224	412	(17)	*	0	0
Mohammad Shahzad Ansari	149	274	(18)	*	0	0
Steven Hamric	149	274	(19)	*	0	0
_________________
* Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The number of shares owned by any shareholder or group named above includes the shares underlying options, warrants and other rights to acquire ordinary shares held by such person(s) that are exercisable within 60 days of July 14, 2015, but such underlying shares are not deemed outstanding for computing the percentage of any other person.

(2)	The percentages shown are based on 16,225,825 ordinary shares issued and outstanding as of July 14, 2015.

(3)
The maximum number of ordinary shares offered by Novak Biddle Venture Partners V, L.P., or Novak LP, pursuant to this prospectus is 759,078 ordinary shares, consisting of (i) 529,836 Closing Shares, (ii) 122,816 Holdback Shares and (iii) 106,426 Earnout Shares.  Novak Biddle Company V, L.L.C., or Novak LLC, is the general partner of Novak LP. E. Rogers Novak, Jr. and AGW Biddle III are the managing members of Novak LLC and share voting and investment power over the shares held by Novak LP. The address of Novak LP is 7501 Wisconsin Avenue, East 1380, Bethesda, MD 20814.

(4)
Frank Gelbart is an employee of the Company.  The maximum number of ordinary shares offered by Mr. Gelbart, pursuant to this prospectus is 40,207 ordinary shares, consisting of (i) 21,833 Closing Shares, (ii) 8,964 Holdback Shares and (iii) 9,410 Earnout Shares.  The address of Mr. Gelbart is 10519 Tuckerman Heights Circle, Rockville, MD 20852.

(5)
Allen Skees is an employee of the Company.  The maximum number of ordinary shares offered by Mr. Skees, pursuant to this prospectus is 10,516 ordinary shares, consisting of (i) 5,711 Closing Shares, (ii) 2,344 Holdback Shares and (iii) 2,461 Earnout Shares. The address of Mr. Skees is 40674 Black Gold Pl., Leesburg, VA 20176.

(6)
Santosh Chitakki is an employee of the Company.  The maximum number of ordinary shares offered by Mr. Chitakki, pursuant to this prospectus is 10,417 ordinary shares, consisting of (i) 5,657 Closing Shares, (ii) 2,322 Holdback Shares and (iii) 2,438 Earnout Shares. The address of Mr. Chitakki is 11622 Princess Lane, Ellicott City, MD 21042.

(7)
Updata Partners III, L.P., or Updata Partners, Updata Venture Partners II, L.P., or Updata VP, Updata Venture Partners II B, L.P., or Updata VP B, and Updata Venture Partners II Executive Fund, L.P., or Updata Executive, are referred to in this prospectus as the “Updata Entities”. The maximum number of ordinary shares offered by Updata Partners, pursuant to this prospectus is 7,994 ordinary shares, consisting of (i) 4,341 Closing Shares, (ii) 1,782 Holdback Shares and (iii) 1,871 Earnout Shares.  NJVA III, LLC, or NJVA III, is the general partner of Updata Associates III, L.P., which is the general partner of Updata Partners.  The maximum number of ordinary shares offered by Updata VP, pursuant to this prospectus is 2,961 ordinary shares, consisting of (i) 1,608 Closing Shares, (ii) 660 Holdback Shares and (iii) 2,961 Earnout Shares.  The maximum number of ordinary shares offered by Updata VP B, pursuant to this prospectus is 112 ordinary shares, consisting of (i) 61 Closing Shares, (ii) 25 Holdback Shares and (iii) 26 Earnout Shares.  The maximum number of ordinary shares offered by Updata Venture Partners II Executive, pursuant to this prospectus is 37 ordinary shares, consisting of (i) 20 Closing Shares, (ii) 8 Holdback Shares and (iii) 9 Earnout Shares. NJVA, LLC, or NJVA, is the general partner of Updata Venture Associates II, L.P., which is the general partner of each of Updata VP, Updata VP B and Updata Executive.  Bernard Goldsmith, Carter Griffin and James Socas are the members of NJVA III and NJVA and share voting and investment power over the shares held by the Updata Entities.  The address of the Updata Entities is 2099 Pennsylvania Ave NW, 8th Floor, Washington, DC 2006.

(8)
The maximum number of ordinary shares offered by Peter Gyenes, pursuant to this prospectus is 4,112 ordinary shares, consisting of (i) 2,233 Closing Shares, (ii) 917 Holdback Shares and (iii) 962 Earnout Shares. The address of Mr. Gyenes is 40 Heath Hill St, Brookline, MA 02445.

(9)
The maximum number of ordinary shares offered by Charles Scott Rothrock, pursuant to this prospectus is 4,086 ordinary shares, consisting of (i) 2,219 Closing Shares, (ii) 911 Holdback Shares and (iii) 956 Earnout Shares. The address of Mr. Rothrock is 2698 Linda Marie Dr., Oakton, VA 22124.

(10)
The maximum number of ordinary shares offered by Renee Lorton, pursuant to this prospectus is 2,760 ordinary shares, consisting of (i) 1,499 Closing Shares, (ii) 615 Holdback Shares and (iii) 646 Earnout Shares. The address of Ms. Lorton is PO Box 588, Charlottesville, VA 22902.

(11)
The maximum number of ordinary shares offered by Prashanth Boccasam, pursuant to this prospectus is 2,760 ordinary shares, consisting of (i) 1,499 Closing Shares, (ii) 615 Holdback Shares and (iii) 646 Earnout Shares. The address of Mr. Boccasam is 7705 Marbury Road, Bethesda, MD 20817.

(12)
The maximum number of ordinary shares offered by Gary Voight, pursuant to this prospectus is 2,760 ordinary shares, consisting of (i) 1,499 Closing Shares, (ii) 615 Holdback Shares and (iii) 646 Earnout Shares. The address of Mr. Voight is 2536 Brenton Point Dr., Reston, VA 20191.

(13)
Peter Dempster is an employee of the Company.  The maximum number of ordinary shares offered by Mr. Dempster, pursuant to this prospectus is 1,031 ordinary shares, consisting of (i) 560 Closing Shares, (ii) 230 Holdback Shares and (iii) 241 Earnout Shares. The address of Mr. Dempster is 3828 Norwich Lane, Plano, TX 75025.

(14)
Shelley Lynn Brennan is an employee of the Company.  The maximum number of ordinary shares offered by Ms. Brennan, pursuant to this prospectus is 687 ordinary shares, consisting of (i) 373 Closing Shares, (ii) 153 Holdback Shares and (iii) 161 Earnout Shares. The address of Ms. Brennan is 15706 Viking Commander Way, Westfield, IN 46074.

(15)
Susan Johnson is an employee of the Company.  The maximum number of ordinary shares offered by Ms. Johnson, pursuant to this prospectus is 412 ordinary shares, consisting of (i) 224 Closing Shares, (ii) 92 Holdback Shares and (iii) 96 Earnout Shares. The address of Ms. Johnson is 6184 E. Yale Ave, Denver, CO 80222.

(16)
Christopher Michael Moretz is an employee of the Company.  The maximum number of ordinary shares offered by Mr. Moretz, pursuant to this prospectus is 412 ordinary shares, consisting of (i) 224 Closing Shares, (ii) 92 Holdback Shares and (iii) 96 Earnout Shares. The address of Mr. Moretz is 3384 Nadia Loop, Woodbridge, VA 22193.

(17)
Melanie Topper is an employee of the Company.  The maximum number of ordinary shares offered by Ms. Topper, pursuant to this prospectus is 412 ordinary shares, consisting of (i) 224 Closing Shares, (ii) 92 Holdback Shares and (iii) 96 Earnout Shares. The address of Ms. Topper is 13621 Night Sky Dr., Silver Spring, MD 20906.

(18)
Mohammad Shahzad Ansari is an employee of the Company.  The maximum number of ordinary shares offered by Mr. Ansari, pursuant to this prospectus is 274 ordinary shares, consisting of (i) 149 Closing Shares, (ii) 61 Holdback Shares and (iii) 64 Earnout Shares. The address of Mr. Ansari is 538 Ginkgo Terrance NE, Leesburg, VA 20176.

(19)
The maximum number of ordinary shares offered by Steven Hamric, pursuant to this prospectus is 274 ordinary shares, consisting of (i) 149 Closing Shares, (ii) 61 Holdback Shares and (iii) 64 Earnout Shares. The address of Mr. Hamric is 16050 Guard Hill Ct, Haymarket, VA 20169.

We may notify the selling shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Information concerning the selling shareholders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION

General

The selling shareholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, some or all of the ordinary shares covered by this prospectus. The inclusion of any ordinary shares in this prospectus does not mean, however, that those ordinary shares necessarily will be offered or sold.

The ordinary shares covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	in the over-the-counter market;
•	in privately negotiated transactions;
•	through broker-dealers, who may act as agents or principals;
•	through one or more underwriters on a firm commitment or best-efforts basis;
•	in a block trade in which a broker-dealer will attempt to sell a block of ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	directly to one or more purchasers;
•	through agents;
•	in any combination of the above; and
•	any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, a prospectus supplement, or under an amendment thereto under applicable provision of the Securities Act, amending the list of selling shareholders to include the pledgees, transferees or other successors in interest as selling shareholders under this prospectus and/or a prospectus supplement. The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus or a related prospectus supplement.

In connection with the sale of ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions that they assume. The selling shareholders may also sell ordinary shares short and deliver these securities to close out their short positions, or loan or pledge ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also, subject to the terms and applicability of our insider trading policy, enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus supplement and the accompanying prospectus, which ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus supplement and the accompanying prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 or Regulation S under the Securities Act, provided that they meet the criteria and conform to the requirements of the applicable rule.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the ordinary shares by a broker-dealer as principal and resales of the ordinary shares by the broker-dealer for its account pursuant to this prospectus;
•	ordinary brokerage transactions; or
•	transactions in which the broker-dealer solicits purchasers on a best efforts basis.

Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. Only underwriters named in the prospectus supplement are underwriters of our securities offered by the prospectus supplement.

 In connection with the sale of our securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from the selling shareholders or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be "underwriters" as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.  Compensation as to a particular underwriter, dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transaction involving our securities.  We will identify any such underwriter or agent, and we will describe any such compensation paid, in the related prospectus supplement.  Maximum compensation to any underwriters, dealers or agents will not exceed any applicable Financial Industry Regulatory Authority, or FINRA, limitations. In particular, in compliance with the guidelines of FINRA, the aggregate maximum fees or other items of value to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this registration statement.

The selling shareholders, any underwriters, dealers and agents and their respective affiliates and representatives may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If underwriters or dealers are used in the sale, until the distribution of our securities is completed, SEC rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities.  As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (in other words, if they sell more shares than are set forth on the cover page of the prospectus supplement), the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters also may elect to reduce any short position by exercising all or part of any over-allotment option we may grant to the underwriters, as described in the prospectus supplement.  In addition, the representatives of the underwriters may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of our securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those securities as part of the offering.  In general, purchases of a security for the purpose of stabilizing or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have the effect of causing the price of the securities to be higher than it would otherwise be. If commenced, the representatives of the underwriters may discontinue any of the transactions at any time. These transactions may be effected on any exchange on which our securities are traded, in the over-the-counter market, or otherwise.

Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

To our knowledge, the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the ordinary shares covered by this prospectus. At any time a particular offer of the ordinary shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the ordinary shares covered by this prospectus.

Lock-up

All of the selling shareholders are subject to lock-up arrangements with respect to the ordinary shares issued to them at the closing of the Appfluent acquisition on March 18, 2015, pursuant to which each of them will not, during the period ending nine months after March 18, 2015, offer, pledge, sell, contract or agree to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or Transfer, any of the Closing Shares issued to such selling shareholder, or the Lock-Up Shares; provided that (a) starting three months after March 18, 2015, each selling shareholder may Transfer up to 33.3% of the Lock-Up Shares held by it, and (b) starting six months after the March 18, 2015, each selling shareholder may Transfer up to an additional 33.3% of the Lock-Up Shares held by it.  Each such holder will be permitted to sell its ordinary shares to any affiliate where such selling shareholder and such affiliate agree to be bound by the representations, warranties and covenants applicable to the selling shareholder in the Merger Agreement (and where the selling shareholder was a Principal Stockholder (as defined in the Merger Agreement), also the Stockholder Support Agreement entered into between the Company and certain former stockholders of Appfluent), and for the sake of clarity, any such affiliate shall make for the benefit of the Company the representations and warranties set forth in the Investor Representation Statement entered into between the Company and certain former stockholders of Appfluent.

EXPERTS

The consolidated financial statements of Attunity Ltd appearing in our Annual Report and the effectiveness of our internal control over financial reporting as of December 31, 2014, have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Appfluent as of December 31, 2013 and 2014 and for the years ended December 31, 2013 and 2014, or the Appfluent Financials, are incorporated into this prospectus by reference to our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on June 1, 2015.  With respect to the Appfluent Financials, the financial statements of Appfluent for: (i) the year ended December 31, 2014, have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, and (ii) the year ended December 31, 2013, have been audited by Aronson LLC, independent registered public accounting firm, all as set forth in their respective reports thereon and incorporated herein by reference. Such Appfluent Financials are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

LEGAL MATTERS

 The validity of the securities offered hereby under Israeli law has been passed upon for us by and other legal matters under Israeli law relating to any offering will be passed upon for us by Goldfarb Seligman & Co., Tel-Aviv, Israel.  Some legal matters under United States law relating to any offering will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, Boston, Massachusetts.

WHERE YOU CAN FIND MORE INFORMATION

Our Public Filings

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such, we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

We file annual and special reports and other information with the SEC (Commission File Number 001-20892). These filings contain important information which does not appear in this prospectus.

For further information about us, you may read and copy any document filed with or furnished to the SEC by us at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549, Room 1580, on official business days during the hours of 10:00 am to 3:00 pm. Our SEC filings are also available to the public through the SEC’s web site at www.sec.gov. Information contained in such website is not part of this prospectus.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington D.C. and in other locations.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. The information incorporated by reference is considered to be part of this prospectus.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

•
The description of our ordinary shares contained in Item 1 of our registration statement on Form 8-A filed with the SEC on July 25, 2012 under the Exchange Act and any amendment or report filed for the purpose of updating that description;

•	Our Annual Report;

•	Our GAAP financial statements as of and for the three-month period ended March 31, 2015 that are attached to our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on April 30, 2015;

•	Our Report of Foreign Private Issuer on Form 6-K filed with the SEC on June 1, 2015; and

•
Any Report on Form 6-K, or any part thereof, filed after the date of the initial registration statement and prior to its effectiveness, which states that it, or any part thereof, is being incorporated by reference herein.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed or furnished after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the documents incorporated by reference as of the date of this prospectus.  Likewise, statements in or portions of a future document incorporated by reference in a prospectus supplement may update and replace statements in and portions of this prospectus or the previously incorporated documents.

We shall provide to each person, including any beneficial owner, to whom this prospectus is delivered, without charge, upon written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to:

Attunity Ltd
16 Atir Yeda Street
Atir Yeda Industrial Park
Kfar Saba 4464321, Israel
Attn.: Company Secretary
Telephone number (+972) 9-899-3000

You may also obtain information about us by visiting our website at http://www.attunity.com. Information contained in our website is not part of this prospectus.

We are subject to the reporting requirements of the Exchange Act, as applicable to “foreign private issuers” as defined in Rule 3b-4 under the Exchange Act, and in accordance therewith, we file annual reports and other information with the SEC.  As a foreign private issuer, we are exempt from certain provisions of the Exchange Act.  Accordingly, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from reporting and the “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act.  In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Notwithstanding the foregoing, we furnish reports with the SEC on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and we solicit proxies and furnish proxy statements for all meetings of shareholders, a copy of which proxy statement is furnished promptly thereafter with the SEC under the cover of a Report of Foreign Private Issuer on Form 6-K. We publish annually an annual report on our website containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant.  We prepare our financial statements in United States dollars and in accordance with U.S. GAAP.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in Israel.  Substantially all of our executive officers and directors and our Israeli auditors are nonresidents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States.  Therefore, it may be difficult to enforce a judgment obtained in the United States against us or any such persons.

Additionally, there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.  Subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the judgment is no longer appealable;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.  An Israeli court also will not declare a foreign judgment enforceable if:

•	the judgment was obtained by fraud;

•	there was no due process;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

•	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid; or

•	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in NIS, which can then be converted into non-Israeli currency and transferred out of Israel.  The usual practice in an action to recover an amount in non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in NIS at the rate of exchange on the date of payment, but the judgment debtor also may make payment in non-Israeli currency.  Pending collection, the amount of the judgment stated in NIS ordinarily will be linked to the Israel consumer price index plus interest at the annual rate (set by Israeli law) prevailing at that time.  Judgment creditors bear the risk of unfavorable exchange rates.

EXPENSES

The following is a statement of expenses payable by us in connection with the distribution of the securities registered. All amounts shown are estimates, except the SEC registration fee.  The selling shareholders may incur additional expenses.

SEC registration fee	$1,362.15
Legal fees and expenses*	$10,000.00
Accounting fees and expenses*	$2,000.00
Printing expenses*	$3,000.00
Miscellaneous expenses*	$1,637.85

Total	$18,000

*Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

ATTUNITY LTD

851,302 ORDINARY SHARES
__________________

PROSPECTUS
__________________

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers

Exculpation, Indemnification and Insurance of Directors and Officers

Exculpation of Office Holders.  Under the Companies Law, an Israeli company may not exempt an office holder from his or her liability for a breach of the duty of loyalty to the company, but may exempt an office holder, in advance, from his or her liability, in whole or in part, for a breach of his or her duty of care to the company (except with regard to distributions), if the articles of association so provide.  Our articles of association permit us to exempt our office holders to the fullest extent permitted by law.

Office Holders’ Insurance. As permitted by the Companies Law, our articles of association provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders concerning an act performed by him or her in his or her capacity as an office holder for:

•	a breach of his or her duty of care to us or to another person;

•	a breach of his or her duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice our interests;

•	a financial liability imposed upon him or her in favor of another person;

•
expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder; and

•	any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an office holder in the Company.

Indemnification of Office Holders. As permitted by the Companies Law, our articles of association provide that we may indemnify any of our office holders for an act performed in his or her capacity as an office holder, retroactively (after the liability has been incurred) or in advance against the following:

•
a financial liability incurred by, or imposed on, him or her in favor of another person by any judgment, including a settlement or an arbitration award approved by a court; provided that our undertaking to indemnify with respect to such events on a prospective basis is limited to events that our Board of Directors believes are foreseeable in light of our actual operations at the time of providing the undertaking and to a sum or standard that our Board of Directors determines to be reasonable under the circumstances, and further provided that such events and amount or criteria are set forth in the undertaking to indemnify;

•
reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent or in connection with a financial sanction;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or charged to him or her by a court, resulting from the following: proceedings we institute against him or her or instituted on our behalf or by another person; a criminal indictment from which he or she was acquitted; or a criminal indictment in which he or she was convicted for a criminal offense that does not require proof of intent;

•
expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder; and

•	any other matter in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder in the Company.

Limitations on Exculpation, Insurance and Indemnification. The Companies Law provides that a company may not indemnify an office holder nor exculpate an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the office holder of his or her duty of loyalty, unless with respect to indemnification and insurance, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his or her duty of care if the breach was committed intentionally or recklessly, unless it was committed only negligently;

•	any act or omission committed with the intent to derive an illegal personal benefit; or

•	any fine levied against the office holder.

In addition, under the Companies Law, exculpation of, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our Board of Directors and, in specified circumstances, such as if the office holder is a director, by our shareholders.

We have undertaken to indemnify our office holders to the fullest extent permitted by law, including exculpation from the duty of care, by providing them with a Letter of Indemnification, the form of which was approved by our shareholders. We also currently maintain directors and officers liability insurance with an aggregate coverage limit of $20 million, with a Side A coverage of an additional $5 million.

Item 9.    Exhibits

Exhibit No.	Description
3.1	Memorandum of Association of the Registrant, as amended and restated + (1)
3.2	Amended and Restated Articles of Association of the Registrant (2)
4.1	Specimen of Ordinary Share Certificate (3)
4.2	Agreement and Plan of Merger, dated as of March 5, 2015, by and among the Registrant, Attunity Inc., Appfluent Technology, Inc. and the other signatories thereto (4)
4.3	Registration Rights Agreement, dated as of March 18, 2015, by and among the Registrant and the other signatories thereto (5)
5.1	Opinion of Goldfarb Seligman & Co.
23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global
23.2	Consent of Aronson LLC
23.3	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
______________
(1)	Filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form F-3, filed with the SEC on September 27, 2012, and incorporated herein by reference.
(2)	Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form F-3, filed with the SEC on September 27, 2012, and incorporated herein by reference.
(3)	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-3, filed with the SEC on September 27, 2012, and incorporated herein by reference.
(4)	Filed as Exhibit 4.11 to the Registrant’s Annual Report on Form 20-F, filed with the SEC on April 14, 2015, and incorporated herein by reference.
(5)	Filed as Exhibit 4.12 to the Registrant’s Annual Report on Form 20-F, filed with the SEC on April 14, 2015, and incorporated herein by reference.

+   Translated from Hebrew.

Item 10.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel-Aviv, Israel, on July 22, 2015.

ATTUNITY LTD

By:	/s/ Dror Harel-Elkayam
Name: Dror Harel-Elkayam
Title: Chief Financial Officer and Secretary

POWER OF ATTORNEY

We, the undersigned directors and / or officers of Attunity Ltd, hereby severally each constitute and appoint Shimon Alon and Dror Harel-Elkayam, and each of them, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for and in his or her name, place and stead, in any and all capacities, to sign the registration statement on Form F-3 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, in connection with the said registration under the Securities Act, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Shimon Alon Shimon Alon	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	July 22, 2015
/s/ Dror Harel-Elkayam Dror Harel-Elkayam	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 22, 2015
/s/ Dov Biran Dov Biran	Director	July 22, 2015
/s/ Dan Falk Dan Falk	Director	July 22, 2015
/s/ Tali Alush-Aben Tali Alush-Aben	Director	July 22, 2015
Ron Zuckerman	Director
Gil Weiser	Director

Authorized Representative in the United States:

Attunity Inc. By: /s/ Dror Harel-Elkayam Name: Dror Harel-Elkayam Title: Chief Financial Officer and Secretary	July 22, 2015

EXHIBIT INDEX

Exhibit No.	Description
3.1	Memorandum of Association of the Registrant, as amended and restated + (1)
3.2	Amended and Restated Articles of Association of the Registrant (2)
4.1	Specimen of Ordinary Share Certificate (3)
4.2	Agreement and Plan of Merger, dated as of March 5, 2015, by and among the Registrant, Attunity Inc., Appfluent Technology, Inc. and the other signatories thereto (4)
4.3	Registration Rights Agreement, dated as of March 18, 2015, by and among the Registrant and the other signatories thereto (5)
5.1	Opinion of Goldfarb Seligman & Co.
23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global
23.2	Consent of Aronson LLC
23.3	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
______________
(1)	Filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form F-3, filed with the SEC on September 27, 2012, and incorporated herein by reference.
(2)	Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form F-3, filed with the SEC on September 27, 2012, and incorporated herein by reference.
(3)	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-3, filed with the SEC on September 27, 2012, and incorporated herein by reference.
(4)	Filed as Exhibit 4.11 to the Registrant’s Annual Report on Form 20-F, filed with the SEC on April 14, 2015, and incorporated herein by reference.
(5)	Filed as Exhibit 4.12 to the Registrant’s Annual Report on Form 20-F, filed with the SEC on April 14, 2015, and incorporated herein by reference.

+   Translated from Hebrew.